UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2019

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32657	98-0363970
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

(441) 292-1510

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common shares	NBR	NYSE
Preferred shares – Series A	NBR.PRA	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 13, 2019, certain subsidiaries of Nabors Industries Ltd. (the “Company”) entered into a $250 million accounts receivables purchase facility (the “Facility”) pursuant to (i) a Receivables Purchase Agreement (the “Purchase Agreement”) entered into among Nabors A.R.F., LLC (“NARF”), a special purpose entity that is an indirect wholly owned subsidiary of the Company, as seller, Nabors Industries, Inc. (“Nabors Delaware”), the purchasers party thereto (together, the “Purchasers”), and Wells Fargo Bank, N.A., as Administrative Agent, and (ii) a Receivables Sale Agreement (the “Sale Agreement”) among NARF, certain operating subsidiaries of the Company (collectively, the “Originators”), and Nabors Delaware.

Under the Sale Agreement, each of the Originators has sold or contributed, and will on an ongoing basis continue to sell or contribute to NARF, in exchange for cash and subordinated notes, all of each such Originator’s right, title and interest in and to its trade receivables. Under the Purchase Agreement, NARF may from time to time sell undivided interests in certain of its receivables to the Purchasers in exchange for cash. Amounts paid by the Purchasers to NARF for the purchase of the receivables will accrue Yield for the Purchasers at a Yield Rate equal to the LIBOR Market Index Rate (“LMIR”) plus the Applicable Margin; provided that on any day while an Event of Termination has occurred and is continuing, the Yield Rate shall be a rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the Yield Rate as set forth above and (ii) the sum of the Alternative Base Rate in effect on such day plus the Applicable Margin. The Alternative Base Rate is the highest of (i) the Prime Rate, (ii) 0.50% per annum above the latest Federal Funds Rate, and (iii) 1.00% per annum above LMIR.

Nabors Delaware, or one or more of its subsidiaries on its behalf, acts as servicer of the receivables and, as such, administers, collects, and otherwise enforces the receivables. The servicer is compensated for doing so on terms that are generally consistent with what would be charged by an unrelated servicer.

The indemnification obligations of Nabors Delaware and the Originators to NARF or the Administrative Agent and the Purchasers (as applicable) under the Purchase Agreement and the Sale Agreement are guaranteed by the Company pursuant to an Indemnification Agreement (the “Indemnification Agreement”) by and between the Company and the Administrative Agent; provided, however, that the Company is not responsible under the Indemnification Guarantee for the failure of any obligations to the extent such failure results from receivables being uncollectible on account of insolvency, bankruptcy or lack of creditworthiness of the underlying obligor or any other financial or credit condition resulting in the inability of such obligor to pay any amount in respect of receivables. The Facility is for an initial term of 23 months, and may be extended by mutual agreement of the parties.

The Indemnification Agreement, the Purchase Agreement and the Sale Agreement collectively are referred to herein as the Facility Agreements. The Originators, Nabors Delaware, NARF, and the Company provide customary representations, warranties and covenants under the Facility Agreements. The purchase by the Purchasers of certain receivables under the Facility are subject to the satisfaction of eligibility criteria, limits and reserves. The Purchase Agreement requires customary fees and conditions. The Purchase Agreement also provides for certain Events of Termination upon the occurrence of which the Administrative Agent may declare the Termination Date to have occurred and exercise certain customary remedies.

Capitalized terms used herein but not defined herein shall have the meanings given such terms in the Facility Agreements, copies of which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K. The foregoing description of the Facility and the Facility Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Facility Agreements, each of which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(b)	The disclosure set forth in Item 1.01 above is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Receivables Sale Agreement dated as of September 13, 2019, by and among Nabors A.R.F., LLC, , Nabors Industries, Inc., , the purchasers party thereto, and Wells Fargo Bank, N.A., as Administrative Agent
10.2	Receivables Purchase Agreement dated as of September 13, 2019, by and among Nabors A.R.F., LLC, certain operating subsidiaries of Nabors Industries Ltd., and Nabors Industries, Inc.
10.3	Indemnification Agreement, dated as of September 13, 2019, between Nabors Industries Ltd. and Wells Fargo Bank, N.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABORS INDUSTRIES LTD.

Date: September 18, 2019	By:	/s/Mark D. Andrews
Mark D. Andrews
Corporate Secretary